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Centennial Resource Development, Inc.
presentation delivered at the 2022 Energy, Power & Renewables Conference on Wednesday, June 22, 2022 at 10:30 AM

Zach Parham: Good morning. Welcome to day one of our 7th annual Energy Conference at J.P. Morgan. I'm Zach Parham from the E&P research team. Joining us next is Centennial Resource Development, a pure-play Delaware Basin E&P that recently announced a merger of equals with private operator Colgate Energy.

Today, we have representatives from both CDEV and from Colgate with us, including Sean Smith CEO of CDEV, and James Walter and Will Hickey, Co-CEOs of Colgate, who will be leading the combined company upon the deal close, which is expected at 3Q.

First off, a question for both teams. Maybe, Sean, you can answer it first. Could you give us some color on why you believe this transaction's the best path forward for both of the companies?

Sean Smith: Yeah sure. I'll certainly speak on my behalf, and you guys can chime in as well. I've said repeatedly that Centennial, which is a Delaware Basin pure-play already, is constantly looking for the right size and scale to be meaningful to an investor base. We're always looking for opportunities, to grow the business.

We already were at a place where our leverage was less than 1x’s. We're generating meaningful free cash flow. We announced the shareholder return program, so the bar was really high for opportunities that we thought would be interesting to us.

As the Colgate opportunity presented itself, we looked across the aisle and across the lease line because the acreage footprints are so great and saw a real opportunity to generate something meaningful, better than what we had as a standalone basis.

The combined company will be the largest Delaware Basin pure-play out there, the one and only out there of that size and scale. We'll have over 180,000 net acres combined. We'll have over 140,000 barrels of oil equivalent combined. We'll generate over a billion dollars of free cash flow next year, assuming strip prices.

It's a much stronger company combined than we were a standalone. All of that will allow for a much more meaningful and accelerated shareholder return program than a standalone basis. For all those reasons, it made a lot of sense.

On top of that, our current shareholders, it's accretive to them, both from a cash flow and a free cash flow per share basis. It checked all of the boxes that we were looking for including the inventory depth and quality that these guys have. Both James and Will have built a very, very strong company alongside Centennial, as I said, along the lease lines next to Centennial.

I think that the business combination makes a ton of industrial as well as shareholder sense. I think there's a lot of opportunity to drive increased value out of the pro forma business, and we look forward to truly integrating the teams over the next couple months and driving that value.

Couldn't be more excited about the business combination and look forward to getting that closed here in the next couple of months.

James Walter: From our perspective, we've been a private business the last six and a half years and always focused on how do we make the business better to drive incremental value for our shareholders.

Back half of last year, we probably had conversations with some people in this room. We started to explore the process of a standalone IPO. We hired a bank. We did multiple filings of our S-1. As part of that, we explored other strategic alternatives as well. As we looked at the totality of our options, they were all really good.

The standalone case was good. The standalone IPO could be cool. There are other strategic options that could have made a lot of sense. The more time we spent with Sean and his team, getting to know those assets, getting to know what the pro forma business could look like, it was clear that was the best next step to build the best independent company in the Delaware Basin.

I'd say it made a ton of sense as Sean's hit a lot of the points that we're excited about. I think this business is stronger than we could have been alone and should allow us to provide tons of strategic flexibility, a really attractive return-of-capital program, and hope to continue to drive outsized shareholder returns.

Zach: Great answers. James, Will, maybe you could talk about your capital allocation strategy and how you think about that post the Colgate close. How do you balance production growth with free cash flow generation and shareholder returns?

James: We've announced that we expect to grow 10 percent quarter over quarter from Q4 this year to Q4 next year. It's not a growth-driven strategy. That's not how we approach the business. That's not how we think about capital allocation.

It's how do we maximize free cash flow over the near term. Near-term for us, somewhere in that 12-to-18-month range, and incremental activity that leads to 10 percent growth as compared to a maintenance CapEx program increases our free cash flow over that period.

It'll be free cash flow accretive to have that incremental activity. I'd point out that's not incremental activity in the sense of adding rigs, adding completion crews. The five rigs that were running today as Colgate with two completion crews and the two rigs that Centennial is running with one completion crew, that's enough to drive that growth on its own.

We're not looking to pick up crews in what is a pretty tight market, but as we think about what to do with free cash flow and capital allocation going forward, I'd say our return of capital program, we haven't officially unveiled it and the details of what that looks like, the exact formula.

But our plan is to communicate something to investors that's clear and specific. We want to return a lot of capital to our investors in a way that looks like the large caps and should hopefully differentiate us from our current peer group.

Is that 40 percent, 50 percent, 60 percent, 70 percent? I'd say we're probably not in a position that we can unveil that but expect to have that alongside detailed guidance at close.

Zach: Got it. You talked about this there. How do you think about that cash return program? How do you view buybacks versus variable dividends, common dividends? We've seen a variety of programs across the E&P space.

James: We'll ultimately have to get approval from the new combined Board on what that program looks like. The way we're collectively thinking about it is a mix of all of those. Today, Colgate has a $100 million a year base dividend as part of our return-of-capital program. Centennial's got the $350 million share buyback that was authorized last quarter.

Both of those concepts definitely play a role in the combined business. We like having the base dividend just to provide consistent returns regardless of the market. There's an investor base, and frankly us, that like that consistency of knowing what's going to be coming back, regardless of the macro environment.

We like share buybacks as a way to be opportunistic to the degree there's dislocations in the market, to the degree there's unique buying opportunities as a result of the macro. That's attractive as well.

That probably doesn't get you to where we want to be in terms of total capital going back to shareholders, so I think some sort of well-defined variable dividend strategy bridges the gap to get where we want to be on a yield basis.

Zach: Got it. Thanks for that color. Moving over to the operational side, cost inflation has been a big topic within the industry. What are you seeing on service cost inflation currently? What are your expectations for cost inflation in the back half of the year?

Will Hickey: I'll take that one. I'd say, to date in 2022, we've seen quite a bit of inflation. Round numbers, we've probably seen from the back half of '21 and Q1 to today 10 percent inflation across the board. What does that mean going into '23? I think that's the biggest question.

You tell me the oil price, and I'll have a much better idea of what inflation would be. I'd say that this business we've built is extremely robust from a return perspective. We're drilling some of the most capital-efficient locations in the Delaware Basin, which is the most capital-efficient basin in the onshore US.

I'd say it will be resilient from that standpoint. In addition to that, there's a lot of synergies in this deal. We are combining two asset bases that are on top of each other. We share 20 miles of lease line. I'd say both Centennial and Colgate, on a standalone basis, we're very good, capital-efficient operators.

As we started to lay the team's best operational practices next to each other, there are a lot of places for improvement. There's a lot of things the Centennial team has done that we never adopted at Colgate that are clear low-hanging fruit, easy wins. There's a lot of things we've done on the Colgate side that they haven't done.

Hopefully, you'll see that the increase in efficiencies will offset a lot of that as we head into '23. As James mentioned, we're going to come out with guidance at the close of this deal. We will be one of the first to take a view on '23. Hopefully, we'll see the embedded efficiencies of this new business help offset some of that inflation.

Zach: Got it. Maybe following up on that, Will, you mentioned a couple of operational synergies that you'd seen between the two operating teams. Could you detail some of those and what they might look like?

Will: I'd love to. First and foremost, one of the more obvious ones that have been pointed out is Centennial's drilling, at their current pace, about 50 wells a year with two rigs, which is very, very efficient. I'd say that's some of the fastest cycle times in the industry, especially in the Delaware Basin.

If you're saving three, four, five days on any given well at an $80,000 per day spread rate, that's a meaningful reduction in a per-foot cost on the drilling side. I'd say that's something that we plan on adopting a lot of those best practices across the entire fleet, things like offline cementing and things they do on the bit side that is unique to them and something we plan on adopting.

Other things, I'd say, Colgate, on the facility side, we've been using tankless facilities for quite some time now and have seen a material savings. As steel prices have come up, less tanks overall is a great way to save dollars. If you have good midstream partners and good downstream takeaway, it doesn't cost you much to do it.

Generally speaking, I mentioned we share 20 miles of lease line in the Texas side of our assets. There's a lot of benefits for that much shared lease line. Centennial's got a great water recycling infrastructure that will be easy to leverage across both companies. Think less people because the routes are right next to each other. I think things like that.

The last thing to call out is, across the board, Colgate's operating structure, we are a lean team. Think from a G&A perspective where the Centennial team's historically been right or right above two dollars per BOE from a G&A perspective. Colgate's been right around one.

This combined business will be significantly lower on a dollar per BOE from the G&A perspective that Centennial was on a standalone basis. Think closer to where Colgate was than where Centennial was historically, and driving that down over time.

Hopefully, everyone will see that the per unit metrics, the capital efficiency on the D&C per foot side. etc., will show up in our '23 numbers.

Zach: Maybe another on operations. Can you talk about the future operational split between the legacy CDEV assets and the Colgate assets, how you think about the pro forma program going forward?

Will: Absolutely. For '23 and this is stuff we're working through in real time, but the expected case is it's probably going to be two-thirds on the Colgate legacy, one-third on Centennial. Obviously, our goal is to drill the most capital-efficient locations in the pro forma inventory.

We're working through that in real time what exactly that looks like, but a good safe assumption is two-thirds on the Colgate side and one-third on the Centennial side. What does that actually look like? It's probably close to 50/50 between New Mexico, Northern Delaware, and Texas, Southern Delaware.

I will call out that the Southern Delaware assets that we have been drilling at Colgate today are equally as capital efficient as the Northern Delaware. Historically people have thought the Northern Delaware is better than the Southern Delaware.

In some cases it is, but the Southern Delaware assets that Colgate's bringing to this deal, which is where the majority of the Texas activity will be, are still very wide, large, undeveloped fairways where we have remaining Third Bone Spring, Wolfcamp A, Wolfcamp B inventory that is very, very competitive from capital efficiency perspective with our Northern Delaware.

These are high oil cut. It's 50 percent oil type inventory. This should not be any bit of degradation. In fact, should be accretive to the overall capital efficiency that Centennial had on a standalone basis pre-merger. I think that's a lot of what Sean hit on. As they approach the NAV accretion of the overall deal, that should again show up in our '23 guidance.

Zach: Maybe jumping back over to the financials, you've talked about being sub a turn of leverage by year-end '22 once the deal is closed. Can you just talk about your balance sheet targets? What level of leverage or total debt do you think is appropriate to put on this business?

James: I'd say, just for some history, Colgate's always taken a very conservative approach to balance sheet and how we manage the business. Since we started our development program five or so years ago, we've never had leverage above 1.5 times on a debt-to-EBITDA basis. It's typically been a target around 1x.

All of that was in a context of when a lot of the E&P peer group was at two, three, four times leverage. I'd say low leverage is in our DNA and something that's been critical to the foundation of success of our business over time. At close, we expect to be right at or just below 1x leverage.

We'll probably pay down a little bit of additional debt from there. In terms of long-term targets, we believe that this business benefits and equity returns benefit from some amount of leverage in the system, but call it half a turn to a turn.

We think that is the sweet spot where you get a little bit of that equity juice, but even in bearish downsides, like we saw in 2020, the business is safe and protected and can ultimately thrive. Back to that experience, we were less than 1x levered throughout the COVID pandemic.

That positioned the business to do some things on the strategic side that allowed us to drive outsized equity returns, and I think that's important going forward.

Zach: Maybe another one connected to the balance sheet. Can you talk about your hedging philosophy? You're going to sub a turn leverage going into '23. As you reduce leverage, do you think about hedging less? Maybe detail how you're thinking about hedging going forward.

James: In the private context, Colgate hedged quite a bit more. I'm not sure if that's where the question is stemming from. In the public business with the balance sheet where it is today, we think hedges are important, having some amount of base hedges to protect the near-term development plan, especially the contracted development plan, the base dividend, and some additional capital returns beyond that.

I think that's critical. What does that look like? It's probably 20 or 30 percent of production hedged for the current year and the following, and maybe something de minimis beyond that. That should allow us to maintain a reasonable leverage position in times of lower commodity prices.

I'd say the way we approach it philosophically is we pressure-test the business. We've got thankfully a high-margin asset that can generate free cash flow at lower commodity prices on its own. You combine that with a modest hedge book, and we want to be able to be a strong business that can be dynamic and take advantage of those dislocations if oil is at $20 or $30 like we saw in 2020.

You'll hear us hedging to protect the business at all costs, but at the same time, finding ways to make sure that our equity investors, who are often buying this stock for the commodity price exposure, have plenty of that. As we think about it for 20 or 30 percent hedge in the next year and a half, that's maybe one percent hedge into PV barrels over the next decade. Plenty of exposure but also plenty of downside protection.

Zach: Maybe jumping back to the operational side, can you talk about what the pro forma inventory depth looks like, how long the inventory runway is in Reeves versus in the Northern Delaware and New Mexico?

Will: Inventory was probably the biggest reason this deal was able to get done. From Centennial's perspective, and Sean hit on it in his opening remarks, they were very confident with their long runway of 15 years of inventory and did not want to do a deal that was inventory dilutive.

Similarly, as we built Colgate, I could contrast it to some of the other privates out there. We've been very thoughtful in maintaining a business that has ample running room, ample inventory relative to our current production levels.

Think, as opposed to having two or three years of inventory and trying to blow it down, which I think is a business model that a lot of other privates have adopted, we thought we want to have 10, 15, 20 years of inventory and make sure we have a good sustainable business that's going to be here to stay.

If you think of what Colgate brings to the table at our current pace, it's 15 years of inventory. At Centennial, it's about the same. This combined business at what we're putting out, 140 wells per year drilling pace, has about 15 years of inventory.

What makes it unique is it is very, very high quality. This isn't an inventory that you're going to see a degradation in capital efficiency in year two, three, or four. We probably have 10 years of this type of capital efficiency that you'll see in '23.

This is a very, very high-quality 15-year inventory business, which allows us the flexibility to do a lot of great things whether how we think about the M&A markets. Obviously, we're going to be very, very picky how we think about just wherever we want to take the business next. The long runway of inventory is very key to this combined business’ story.

Zach: Thanks for that. Maybe just one on M&A. Clearly, you haven't even closed this deal yet, but how do you view M&A in general in the Delaware Basin going forward? Maybe just start there?

James: I'd say Colgate's been very active on the M&A side the last two years. We've done a handful of transactions that were publicly announced, and we've done quite a few more that were not. From a starting point, the combined business that we have at close is so attractive and has such a high-quality asset base that I'd say the bar is really high.

As we look out and think we have amongst the highest quality and longest inventory in the Delaware Basin, if we're going to do deals, it needs to make the business better and drive enhanced equity returns. The higher quality your asset base is, the harder it is to do that.

We'll certainly be looking. M&A's been an important part of our equity value creation story, something that we're good at, identifying deals that are undervalued, integrating them quickly, and ultimately developing has been a great part of our value creation story.

To the degree we can find opportunities that enhance the business, enhance equity returns, we'd be excited to do them. But I think it's just getting harder as our business gets better and, frankly, the quality of assets that are out there is probably not getting better.

I'd say from an M&A perspective for the investor group here, you should rest assured we have perfect alignment. I think we're amongst the largest shareholders of the combined business. We are going to be the last people who'd want to do a deal that's dilutive to the ultimate returns story.

We'll be out there, but we're going to be very picky and only do deals that we have a high degree of confidence are going to further enhance returns.

Zach: A bit of a different question, but you all have a different management structure. At Colgate, the Co-CEO structure that you've had in place since the company was founded. Can you talk about that, how y'all split up responsibilities and how you see working together going forward?

James: We got this question a lot. My first answer is normally this is not new. We've been doing this for seven years, but you took away my line with your question. We've been Co-CEOs since we founded the company in the fall of 2015, and it's worked remarkably well. That's been the secret to our success at driving value for our investors.

We've got two of us, and that allows us to divide responsibilities in a way that fits our skill set. I've got a financial and transactional background, so I oversee the land department, the legal department, the accounting department, the M&A machine.

Will's got the technical background. He's spent the majority of his career before this at Pioneer. He's an engineer as well so naturally overseas operations, geology, engineering in a way that works really well. I'd say we see the business the same way. We have the same vision, the same goals, the same philosophy, but with different skill sets.

It's complementary, and it's ultimately allowed us to do more because we can actually be in two different places at the same time if we need to and making two different sets of decisions. I think it's been awesome. To the degree that wasn't the case, I don't think we would have had the success that we've had building the business today.

Zach: Maybe another specific to the transaction. Can you talk about the lock-up on the shares that are being issued to the Colgate holders? Do you have a sense if the private equity sponsors are looking to exit? How do you think about that over time?

James: All of our shares on our side of the transaction are locked up for 180 days post-close. I'd say that's not an important date that our sponsors are focused on at all. If you go through the proxy and think back to how this transaction came together, you can see that the negotiation and the meat of the back-and-forth once this became a real deal was who got to own more of the equity.

The original Centennial proposal included a billion dollars of cash. Our response to that was we don't want the cash. We want the equity. We believe in this business. We think that both the value today but also the potential value creation going forward is awesome. The cash isn't going to appreciate.

You can see that. That's not a perfect answer, but I think it speaks to the way our investors have approached the business. Going forward, they didn't want cash. They didn't want an exit. They wanted more exposure to the story. I think you'll see that philosophy as more of a longer-term mindset than maybe some other sponsor-backed deals.

Zach: Going back to the operational side, at current strip prices, we've got oil above $100, gas near $6. How do you think about the '23 program? I know you've got the 10 percent exit-to-exit growth out there, but would you consider increasing activity beyond what you've currently got planned?

Will: The way that we think about it, first and foremost, I think James hit on it earlier, the growth that we're targeting in '23 is an output of a free cash flow generation machine that we've built. We are focused on maximizing free cash flow over the next 12 to 18 months.

With a hundred dollar crude and paybacks as fast as they are, the incremental rig or incremental well you drill pays for itself within that 12-to-18-month time frame. 10 percent growth is, in fact, free cash flow accretive in that time frame. I say that's a unique part of where we are today from a commodity price perspective.

I think it goes without saying, but if that was not the case, we would not be growing 10 percent. The 10 percent is really an output of that growth. As far as growing past that, James hit on it earlier. We are big shareholders of this business, and I think dividends are extremely important to us as big shareholders of this business.

It also fits the 10 percent, it works with the equipment we have today, the seven rigs, the three frac fleets. Those are the rigs and frac fleets we're running this very day. It'd be hard for us to find a situation where we want to grow past that.

You may see that, as we build efficiencies in the business, we're able to turn out a few more incremental wells. Maybe it goes from 10 to 11 to 12 percent. Frankly, I don't see this as a 20 percent year-over-year growth business or anything like that. That would eat into the near-term dividends, which is something that's important to us.

Zach: Maybe asking that question in a slightly different way, you've said you don't want to grow more than that. If you did decide to, what's the timeline. If a rig company called to get additional frac crews, how quickly could you get those up and running and when would those add production?

Will: It's a hard question to answer because we're not doing that. If I was to speculate and make a guest at it -- and this is one of the beauties of this business -- we have a business that is flexible enough that just one incremental rig has a material impact on our growth rate.

Yet, we have enough scale that we can pay a meaningful cash return program. I think that's one of the biggest differentiators of this business. Given it's only one rig, I think we could do it. I just think it would be a more expensive rig across the board.

Where you'd sit on the cost curve for all the wells drilled by that eighth rig would be higher across the board. The sand would have to procure would be in the spot market, thus more expensive. The steel we'd have to procure would be at the mercy of the mills, thus more expensive.

The rig rate, we'd be signing a contract in peak market. The give and take there is you're effectively working your way up the cost curve. We've heard a lot of people say that's just not something they're willing to do, and frankly, that's not something we're willing to do, nor do we need to do?

We are in a fortunate position that both Colgate and Centennial, on a standalone basis, had procured all the necessary equipment, materials to execute on the plan. It works well that this plan generates a growth profile that we've laid out for '23. And that growth profile helps free cash flow, it doesn't hurt it.

Zach: Earlier you mentioned some operational synergies from both companies' best practices. How quickly do you think you can realize those? When could those be implemented across the program?

Will: As soon as we possibly can is the answer. Some things are low-hanging fruit, like I mentioned that probably show up as early as Q1 next year. I think the lion's share of them we'd hope to implement by mid-year. As I think about '23, what we're to accomplish, you probably start to see a lot of the capital efficiency show up in the back half of '23 is probably the realistic case.

But obviously, we're doing everything we can to make it happen sooner.

Zach: Maybe one last one on how you see the scale of the business at this point? Do you think you can compete with the larger scale operators who led the charge on cash return and on returns to shareholders going forward?

James: Probably a pretty quick answer, but I'd say it's absolutely. We have a high degree of confidence that we can have a shareholder return program that's both similar to those guys and every bit if not more sustainable.

There's nothing that prevents our business on a relative basis from returning capital with the same yield, the same structure, and the same emphasis that the bigger guys do, and that's the plan.

Zach: Well, guys, we're running short on our time here. Thanks so much. James, Will, Sean. Appreciate y'all being with us today and hope you all have great meetings the rest of the day.

Sean: Thank you.

Will: Thanks, y'all.

James: Thank you.

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